Exhibit 10.3

AGREEMENT AND RELEASE

This Separation Agreement and General Release (this “Agreement”) dated as of July 31, 2018 (the “Effective Date”) is entered into by and between Trans-Lux Corporation, a Delaware corporation (the “Company”) and Jean-Marc Allain (“Employee,” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Parties are subject to an employment agreement dated March 30, 2015 (the “Employment Agreement”), whereby the Employee would serve as Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the Employee has not been acting CEO or serving in his other capacities since April 24, 2018;

WHEREAS, the Parties desire to amicably terminate the employment relationship and settle all issues between them, including any issues under the Employment Agreement;

NOW THEREFORE, in consideration of the foregoing and in consideration of the covenants, warranties and promises set forth below, receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.                 The Parties acknowledge and agree that Employee voluntarily resigned as President and Chief Executive Officer and Chief Accounting Officer as well as a Director of  the Company as of  July 16, 2018 (“Separation Date”). Except as required or permitted by this Agreement, as of the date of execution of this Agreement, the Employee shall not hold himself out as an employee, agent, or representative of the Company or any of its affiliates.

2.                  In consideration for the promises under this Agreement, the Company shall: (i) provide Employee severance equal to Employee’s Base Salary under the Employment Agreement for a period of ten weeks from July 20, 2018 (until September 30, 2018) aggregating $ 57,692.30 less accrued vacation pay of $12,882.69 (89.32 hours) for a net severance amount of $44,909.61, less applicable taxes and withholdings, to be paid in installments in accordance with the Company’s standard payroll practices, and (ii) reimburse Employee for $5,179.03 in business expenses made on the Company’s behalf, and (iii) reimburse Employee for the Company’s portion of the COBRA premiums associated with health insurance continuation coverage until the earliest of (A) three (3) months from the Separation Date or (B) the first date on which Employee becomes eligible for coverage under another group health insurance plan; provided that Employee timely elects and is eligible for COBRA coverage.  The Company shall reimburse Employee within ten (10) business days of its receipt of documentation from Employee showing proof of payment of such COBRA premiums.  Employee agrees to immediately notify the Company should Employee become eligible for health care benefits under another group health insurance plan at any time prior to the end of the three (3) month reimbursement period. All payments under (i) of this Paragraph above shall begin to be made within seven (7) days following the Release Effective Date, defined below. The Company and the Employee acknowledge that Insperity PEO Services, L.P. (“Insperity”) has no obligation to pay the Employee the compensation set forth in this Section  2.

3.                  The Employee acknowledges that all terms of the Employment Agreement intended to survive termination of the Employment Agreement, remain in effect, including but not limited to the Restrictive Covenants in Sections 6.1-6.4 of the Employment Agreement. The Employee acknowledges that he is not entitled to payment of any monies owed up to and including the Separation Date and that he is not entitled to the benefits listed in Section 2 of this Agreement.

4.                  (a) As a material inducement to the Employee entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, agents and assigns (collectively the “Employee Releasors”) forever releases and discharges (i) the Company and Insperity and their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, and their respective past, present and future directors, officers, shareholders, members, partners, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities, collectively, (the “Company Releasees”) from any and all claims, Claims which any of the Employee Releasors ever had, now have, or may have against any of the Company Releasees from the beginning of the world through the Effective Date; provided however that this release does not release or waive any representations, covenants, duties or obligations of the Company Releasees under this Agreement.

  (b)   Without limiting the generality of the foregoing subsection (a), this Agreement is intended to and shall release the Company Releasees from any and all claims arising out of Employee’s employment with the Company and/or the termination of Employee’s employment, including but not limited to any claim(s) under or arising out of (i) the Employment Agreement, (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (v) the Age Discrimination in Employment Act of 1967; (vi) the Older Workers Benefits Protection Act; (vii) the Sarbanes-Oxley Act of 2002; (viii) the Dodd-Frank Act; (ix) the Internal Revenue Code of 1986; (x) the New York Labor Law; (xi) the New York Wage Theft Prevention Act, (xii) the New York State or City Human Rights Laws; (xiii) the New York City Earned Sick Time Act; (xiv) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (xv) the terms and conditions of Employee’s employment with the Company, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding that separation; and (xvi) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

  (c)   Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment agency or the Securities and Exchange Commission (“SEC”), to the extent required or permitted by law. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 4(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement. Notwithstanding the foregoing, nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC or other similar government agency or commission.

5.                  The Employee shall have up to twenty-one (21) days from the date of their receipt of this Agreement, to consider the terms and conditions of the Agreement. They may accept this Agreement at any time by executing it and returning it to Sal Zizza no later than 5:00 p.m. on the twenty-first (21st) day after their receipt of this Agreement.  Thereafter, the Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Sal Zizza. The effective date of this Agreement shall be the eighth (8th) day following the Employee signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period.  In the event the Employee does not accept this Agreement as set forth above, or in the event the Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payments and/or benefits referred to in Paragraph 2 above, shall automatically be deemed null and void.

6.                  (a)  The Employee acknowledges that he has not and will not engage in any conduct, make any comment, or act in any manner, which is derogatory towards the Company, their operations, their Affiliates, or licensees, and has not or will not engage in conduct that is injurious to the Company’s or the Company Releasees’ reputation or interest, or any conduct that would reasonably be expected to lead to unwanted or unfavorable publicity to the Company, including but not limited to (i) divulging, communicating, or in any way making use of any Confidential Information (defined below) acquired in the performance of his duties at the Company or (ii) publicly disparaging (or inducing or encouraging others to publicly disparage) the Company, its employees, or the Company Releasees.

             (b)  Employee represents that he has not filed any grievance, suit, action or claim against any of the Company Releasees and, to the extent in compliance with applicable law, that he will not do so at any time hereafter with respect to the matters set forth herein, other than to enforce the terms of this Agreement.

             (c)  The Employee acknowledges that the terms of the Company’s policies regarding confidentiality and non-disclosure, including the Company’s policies as defined in Section 6.2 of the Employment Agreement, are (other than as set forth herein) incorporated herein by reference, and Employee agrees and acknowledges that he is bound by their terms. Specifically, Employee may not disclose any trade secrets, confidential or proprietary information, knowledge, or know-how pertaining to the past or present business of the Company or any confidential or proprietary information concerning any past or present assets or liabilities of the Company (collectively, the “Confidential Information”), including, without limitation, its financial statements, business plans, marketing ideas and plans, internal memoranda, reports, audits, patient surveys, employee surveys, operating policies, quality assurance materials, fees, and other materials or records of a proprietary nature.  Employee further agrees not to disclose or use any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing.  Employee’s obligations will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Employee or any representative of Employee. Employee will promptly deliver to the Company the laptop computer in his possession. The Company will return the laptop to Employee once it has removed proprietary information. The Parties agree that Employee may keep his cell phone number and cell phone. Upon the Company’s request, Employee will promptly (at his option but at the Company’s expense) deliver to the Company or destroy all documents, records, files, notebooks, manuals, letters, notes, reports, patient and supplier lists, cost and profit data, e-mail, apparatus, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or licensees, including all materials pertaining to Confidential Information developed by the Company, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

7.          The Employee (at the cost of the Company) will reasonably cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge.

8.                  The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee or by the Company to any person or entity without the prior written consent of the other party, except if required by law, and to Employee’s or the Company’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement.  Employee and the Company further represent that each has not disclosed the terms and conditions of this Agreement to anyone other than their attorneys, accountants and spouse.

9.                  The making of this Agreement is not intended, and shall not be construed, as an admission that any of the parties hereto have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever.

10.              The Parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.              The Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been given twenty-one (21) days from the day he received a copy of this Agreement and understands and agrees that he is specifically releasing the Company from any and all claims; (d) he has been advised by the Company to consult with an attorney of his choosing in connection with this Agreement; (e) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

Each person signing this Agreement in his or her representative capacity represents and warrants by signing this Agreement that it is his or her intent to bind his or her principal to the terms contained herein, that the person signing in his or her representative capacity has been authorized to bind the respective principal to such terms, and that it is the principal's intent to be so bound. Each party represents and warrants that no other person or entity has had any interest in the claims, demands, obligations, or causes of action referred to in this Agreement except as otherwise set forth herein and that each party has the sole right and exclusive authority to execute this Agreement either in his/her individual capacity or as a representative of the company for which he/she signs.  This Agreement upon each party’s execution and delivery will be, valid and binding obligations of such party, enforceable against him/her/it in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.  Each party represents that it/he/she has received independent legal and tax advice in connection with this Agreement and fully understands the legal and tax ramifications of this Agreement and the transactions set forth herein. The parties acknowledge that this Agreement is fair and equitable, and it is not the result of any fraud, duress or undue influence exercised by either of the parties.

12.              This Agreement is binding upon, and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and assigns.  Each of parties shall take any and all steps, and execute any and all documents, reasonably requested by the other party to effectuate the purposes set forth in this Agreement.

13.              If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that any of the releases or covenants provided for by Sections 3, 4, and/or 6 above are illegal, void, or unenforceable, the parties agree to execute releases, waivers and/or covenants with substantially similar provisions that are legal and enforceable.  Finally, any breach of any of the terms of Sections 3, 4, 6, and/or 8 above shall constitute a material breach of this Agreement as to which any party may seek appropriate relief in a court of competent jurisdiction.

14.              This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any appropriate state or federal court of record in New York, NY over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

15.              This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile or .pdf signatures shall have the same force and effect as original signatures.  The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  The drafting and negotiation of this Agreement have been participated in by each of the Parties, and for all purposes this Agreement shall be deemed to have been drafted jointly by each of the Parties.

16.              All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or delivered by overnight courier, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party as set forth at the beginning of this Agreement or such other address as such party last provided to the other by written notice.

17.              This Agreement constitutes the complete understanding between the parties with respect to the termination of Employee’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties regarding the subject herein.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. The Company and the Employee acknowledge that Insperity is a third party beneficiary of Sections 2 and 4 of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date above.

Trans-Lux Corporation

	By:	/s/ Alberto Shaio
Title: CEO
Date: August 20, 2018

Agreed to and Accepted:
Date:

/s/ Jean-Marc Allain
Jean-Marc Allain

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